JNL Series Trust 485BPOS

Exhibit 99.28(d)(31)(i)

Non-Discretionary

Sub-Advisory Agreement

This Sub-Advisory Agreement (the “Agreement”) is effective as of the 21st day of October, 2024, and by and between Jackson National Asset Management, LLC, a Michigan limited liability company (the “Adviser”), and J.P. Morgan Investment Management Inc., a Delaware corporation (the “Sub-Adviser”).

Whereas, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

Whereas, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

Whereas, the Adviser has entered into an Amended and Restated Investment Advisory and Management Agreement effective as of September 13, 2021, with JNL Series Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of multiple series (each, a “Fund”);

Whereas, the Board of Trustees of the Trust (the “Board of Trustees”) and the Adviser desire that the Adviser retain the Sub-Adviser to render non-discretionary investment advisory services for the portion of each Fund’s assets allocated to the Sub-Adviser listed on Schedule A attached hereto, as determined from time to time by the Adviser, in the manner and on the terms set forth herein;

Whereas, the Adviser has the authority under the Amended and Restated Investment Advisory and Management Agreement to select sub-advisers for each Fund; and

Whereas, the Sub-Adviser is willing to furnish such non-discretionary investment advisory services to the Adviser and each Fund identified in Schedule A attached hereto.

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT. Adviser hereby appoints Sub-Adviser to provide certain non-discretionary sub-investment advisory services to the Funds for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. Adviser and Sub-Adviser acknowledges and agrees that Adviser maintains sole discretion over the assets allocated to Sub-Adviser and Adviser may determine at any given time that no assets will be advised by Sub-Adviser.

2.	DELIVERY OF DOCUMENTS. Adviser has or will furnish Sub-Adviser with copies properly certified or authenticated of each of the following prior to the commencement of the Sub- Adviser’s services:

a)	the Trust’s Agreement and Declaration of Trust, as filed with the Secretary of State of The Commonwealth of Massachusetts on June 1, 1994, and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

b)	the Trust’s By-Laws and amendments thereto; resolutions of the Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;

c)	the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the “SEC”) and all amendments thereto;

d)	the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”) and under the 1940 Act as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to the Funds; and

e)	the Trust’s most recent prospectus and Statement of Additional Information for the Funds (collectively called the “Prospectus”).

During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of each Fund, Prospectus of each Fund for the public that refer to the Funds in any way, prior to the use thereof, and the Adviser shall not use any such materials if the Sub-Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed) after receipt thereof. The Sub-Adviser’s right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients. The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way that have been furnished to the Sub-Adviser for its approval are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph. Sales literature may be furnished to the Sub-Adviser by e-mail, first class or overnight mail, facsimile transmission equipment or hand delivery.

Adviser will furnish the Sub-Adviser with copies of all amendments of or supplements to the foregoing within a reasonable time before they become effective. Any amendments or supplements that impact the management of the Funds will not be deemed effective with respect to the Sub-Adviser until the Sub-Adviser’s approval thereof.

3.	MANAGEMENT. Subject always to the supervision of the Adviser, who in turn is subject to the supervision of the Board of Trustees, Sub-Adviser will recommend portfolio securities for the Funds by creating a list of recommended investments and weightings for Adviser’s consideration in managing the Funds (the “Model Portfolio”). Adviser will make all actual decisions to purchase, hold or sell assets of the Funds’ account, and Sub-Adviser shall have no liability to the Adviser or the Funds with respect to any investment or asset allocation decision made by the Adviser with respect to each Funds’ account that differs from the recommendations of the Model Portfolio. In addition, Adviser will determine the timing and the manner of executing investment transactions for each Fund’s account, Sub-Adviser is not authorized to place orders for the execution of securities or other transactions for or on behalf of each Fund’s account. The Sub-Adviser shall not be responsible for the timing or the manner of transactions executed by the Adviser. The Sub-Adviser shall not be responsible for compliance violations or variations from relevant law, the Guidelines (as defined below), or the Prospectus that result from the manner in which the Adviser or its agents either execute or fail to execute the Model Portfolio. Other than Sub-Adviser's responsibilities to make the recommendations contained in the Model Portfolio and to deliver the Model Portfolio, and to provide such other information, reports, records or advice expressly described in this Agreement, Sub-Adviser has no authority or responsibility to manage each Fund’s account as Adviser retains the authority and responsibility to manage the assets of each Fund’s account.

At the time Sub-Adviser delivers the Model Portfolio to Adviser, the Model Portfolio will comply with the provisions of the Trust’s Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Funds as contained in each Fund’s Prospectus, which may be amended from time to time. Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds. Additionally, Sub-Adviser, solely with respect to the Model Portfolio, is responsible for the Model Portfolio’s compliance with the diversification provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended (“IRC”), and its accompanying Regulation, Treas. Reg. Section 1.817-5, applicable to the Funds.

The Adviser agrees on an on-going basis to provide or cause to be provided to the Sub- Adviser in advance and in writing, guidelines, (the “Guidelines”), setting forth the limitations imposed on the Fund as a result of relevant requirements under state law pertaining to insurance products. The Sub-Adviser shall be permitted to rely on the most recent Guidelines delivered to it. The Adviser agrees that the Sub-Adviser may rely on the Guidelines without independent verification of their accuracy. Adviser may amend the Guidelines upon written notice to Sub-Adviser; provided such amendment becomes effective only upon Sub-Adviser’s written acknowledgment of its receipt of such amendment, and Sub-Adviser shall be provided a reasonable time to comply with such amendment.

The Adviser agrees that the Sub-Adviser shall not be liable for any failure to recommend the purchase or sale of any security on behalf of any Fund on the basis of any information which might, in the Sub-Adviser’s opinion, constitute a violation of any federal or state laws, rules or regulations.

The Sub-Adviser further agrees that it:

a)	will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has non-discretionary investment responsibilities;

b)	will comply with all applicable Rules and Regulations of the SEC in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its non-discretionary investment advisory activities;

c)	will monitor the Model Portfolio's compliance with the Guidelines and the Prospectus at all times and shall report to Adviser immediately any securities in the Model Portfolio that may be in violation of the Guidelines or the Prospectus. If for any reason which is beyond the control of the Sub-Adviser, including market movements, contributions to or withdrawals from each Fund’s account or a change in the nature of any investment (whether through change in business activity or credit rating), the Fund’s account ceases to comply with the Guidelines or the Prospectus, the Adviser may request and the Sub-Adviser shall promptly provide a Model Portfolio that remedies the noncompliance;

d)	will report regularly to Adviser and to the Board of Trustees as reasonably agreed between the Adviser and Sub-Adviser and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times agreed to by the Adviser and Sub- Adviser, the Model Portfolio;

e)	will provide to the Adviser (i) a monthly compliance checklist developed for each Fund by Adviser and Sub-Adviser, (ii) quarterly reports developed for each Fund by Adviser and Sub-Adviser; and (iii) other compliance and reporting information as reasonably requested by the Adviser or the Board of Trustees from time-to-time;

f)	as a service provider to the Funds will cooperate fully with the Chief Compliance Officer of the Trust in the execution of his/her responsibilities to monitor service providers to the Funds under Rule 38a-1 under the 1940 Act, including requests for information and documents on the Sub-Adviser’s compliance program to the extent applicable to the services being provided under this Agreement;

g)	will prepare and maintain such books and records with respect to the Model Portfolio, and will furnish Adviser and the Board of Trustees such periodic and special reports as the Adviser may reasonably request;

h)	will act upon reasonable instructions from Adviser (except as to the voting of proxies) not inconsistent with the fiduciary duties and the Fund’s Guidelines hereunder. For avoidance of doubt, Adviser agrees that Sub-Adviser is not required to act on any instructions which it knows would violate relevant law, provided it advises the Adviser in writing and provides reasonable detail regarding the reason(s) for noncompliance;

i)	will treat confidentially and as proprietary information of the Trust, all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust, provided, however, that notwithstanding the foregoing, Sub-Adviser may disclose such information as required by applicable law, regulation or upon request by a regulator or auditor of Sub-Adviser;

j)	may not consult with any other sub-adviser of the Trust concerning the Model Portfolio, other than for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; and

k)	at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses, and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

The Adviser and Sub-Adviser agree that only the Adviser will exercise investment discretion with respect to each Fund’s account, and that the Adviser shall be responsible for filing any required reports with the Securities and Exchange Commission pursuant to Section13(g) and 13(f) of the Securities Exchange Act of 1934.

4.	Responsibilities Regarding Proxy Voting and Legal Proceedings. Sub-Adviser will not be required to take any action with respect to the voting of proxies solicited by or with respect to the issuers of securities in the Model Portfolio. Additionally, responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issuer of securities held in or formerly held in the Funds’ account or to advise or take any action with respect to any litigation shall remain with Adviser, and Sub-Adviser shall not have any responsibility to, and shall not, initiate, consider or participate in any such matters on behalf of Adviser or the Fund’s account However, Sub-Adviser shall reasonably consult with Adviser at Adviser’s request in this regard.

5.	CUSTODY OF ASSETS. Sub-Adviser shall at no time have the right to physically possess the assets of the Funds or have the assets registered in its own name or the name of its nominee, nor shall Sub-Adviser in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets of the Funds. In accordance with the preceding sentence, Sub- Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Funds. The Trust and Adviser shall have full responsibility for the payment of all taxes due on capital or income held or collected for the Fund and the filing of any returns in connection therewith or otherwise required by law. All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the Fund’s custodian. The Fund’s custodian or the Adviser will provide Sub-Adviser with details of Fund cash flows on a daily basis. The Trust and Adviser shall provide Sub-Adviser with reasonable advance notice of any subsequent changes in the Fund’s custodian.

6.	EXPENSES. The Sub-Adviser shall bear all expenses incurred by it in connection with the performance of its non-discretionary services under this Agreement. Each Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; and fees for any pricing services. All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser under the Management Agreement are borne by the applicable Fund or the Trust.

7.	BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees to maintain, keep current and preserve any records with respect to the non-discretionary sub-advisory services provided hereunder that are required to be maintained. Provide, upon request, information to the extent the necessary information is within the reasonable control of Sub-Adviser, regarding the Model Portfolio and as is necessary to enable the Adviser to assess the capability of the Sub-Adviser to provide the Model Portfolio, and otherwise to comply with relevant law.

8.	COMPENSATION. For the non-discretionary services provided and the expenses assumed pursuant to this Agreement, Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Funds in accordance with Schedule B hereto.

9.	SERVICES TO OTHERS. The Adviser acknowledges that Sub-Adviser, or one or more of its affiliates, may have investment responsibilities or render investment advice to (discretionary and non-discretionary), or perform other investment advisory services for, other individuals or entities (“Affiliated Accounts”) including Affiliated Accounts following the same investment strategy as the Funds’ account. The Adviser further acknowledges that such Affiliated Accounts may have portfolio holdings disclosure policies that differ from the Fund's policy. The Adviser agrees that Sub-Adviser or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from advice given in the form of, or with respect to, the Model Portfolio and may differ in timing or nature of any advice or other action taken in respect of the Model Portfolio, provided that Sub-Adviser acts in good faith, and provided, further, that it is Sub-Adviser's policy to recommend, within its reasonable discretion, investment opportunities for the Fund’s account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Funds and any specific investment restrictions applicable thereto. The Adviser acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which each Fund’s account may have an interest from time to time, whether in transactions which may involve such Fund’s account or otherwise. Sub-Adviser shall have no obligation to recommend for the Funds’ account a position in any investment which any Affiliated Account may acquire, and the Adviser shall have no first refusal, co-investment or other rights in respect of any such investment, either for each Fund’s account or otherwise.

10.	LIMITATION OF LIABILITY. Sub-Adviser, its officers, directors, employees, agents or affiliates will not be subject to any liability to the Adviser or the Funds or their directors, officers, employees, agents or affiliates for any error of judgment or mistake of law or for any loss suffered by the Funds, any shareholder of the Funds or the Adviser either in connection with the performance of Sub-Adviser's duties under this Agreement or its failure to perform due to events beyond the reasonable control of the Sub-Adviser or its agents, except for a loss resulting from Sub-Adviser's willful misfeasance, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. Federal and State securities laws may impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which Adviser may have under any applicable laws.

Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, the success of any investment decision or strategy that Sub-Adviser may use, or the success of the Model Portfolio’s delivered by Sub-Adviser's for use by the Funds. The Trust and Adviser understand the investments selected for the Model Portfolio is subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

11.	INDEMNIFICATION. Adviser and the Sub-Adviser each agree to indemnify the other party (and each such party’s affiliates, employees, directors and officers) against any claim, damages, loss or liability (including reasonable attorneys' fees) arising out of any third-party claims brought against an indemnified party that are found to constitute willful misfeasance or gross negligence on the part of the indemnifying party. Neither the Adviser nor the Sub-Adviser shall be liable for any special, consequential or incidental damages.

12.	DURATION AND TERMINATION. The Agreement will become effective as to a Fund upon execution and, unless sooner terminated as provided herein, will continue in effect through September 30, 2026. Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through September 30th of each successive year following the initial period, for each Fund covered by this Agreement, as listed on Schedule A, provided that such continuation is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund(s), and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser (“Independent Trustees”). Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of each Fund, or by the Adviser with the consent of the Board of Trustees (including a majority of the Independent Trustees), each on sixty days’ written notice to the Adviser and the Sub-Adviser, or by the Sub-Adviser on sixty days’ written notice to the Trust and the Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning that such terms have in the 1940 Act.)

13.	OBLIGATIONS OF ADVISER. The Adviser agrees to periodically advise Sub-Adviser of the assets available for investment by each Fund’s account

14.	CONFIDENTIAL TREATMENT. All information and advice furnished by one party to the other party (including their respective agents, employees and representatives with a need to know) hereunder shall be treated as confidential (“Confidential Information”) and shall not be disclosed to third parties, except as expressly authorized in this Agreement or as may be necessary to comply with applicable laws, rules and regulations, subpoenas, court orders, and as required in providing non-discretionary services to the Funds. For the avoidance of doubt, it is understood that the following information shall also be treated as Confidential Information: i) any information or recommendation supplied or produced by Sub-Adviser in connection with the performance of its obligations under the Agreement and for use only by the Adviser and the Trust, and ii) information shared between the Adviser and the Sub- Adviser relating to potential future funds for which the Adviser may wish to retain the Sub- Adviser’s investment advisory services. Without limiting the foregoing, the Adviser and the Trust will only disclose portfolio information in accordance with the Trust’s portfolio information policy as adopted by the Board of Trustees.

The foregoing Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the recipient; (ii) is demonstrably known to the recipient prior to execution of this Agreement; (iii) is independently developed by the recipient through no wrongful act of the recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that recipient learns of such information or knowledge, or (v) has been rightfully and lawfully obtained by recipient from any third party.

15.	ENTIRE AGREEMENT; AMENDMENT OF THIS AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the Funds. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

16.	NOTICE. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

To the Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

To the Sub-Adviser:	Ana Brands
J.P Morgan Investment Management Inc.
277 Park Avenue, Floor 8
New York, N.Y. 10172
Email address: JPMAM_NY_CSG@jpmorgan.com

To the Trust:	JNL Series Trust
1 Corporate Way
Lansing, MI 48951
Attention: Chief Legal Officer
Email address: JNAMLegal@jackson.com

17.	MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

The name “JNL Series Trust” and “Trustees of JNL Series Trust” refer respectively to the Trust created by, and the Trustees, as trustees but not individually or personally, acting from time to time under, the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the “JNL Series Trust” entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, Shareholders or representatives or agents of Trust personally, but bind only the assets of Trust, and persons dealing with the Funds must look solely to the assets of Trust belonging to such Fund for the enforcement of any claims against the Trust.

Additionally, it is understood that “J.P. Morgan Investment Management Inc.” or “JPMorgan” or any derivative names or logos associated with such name are the valuable property of the Sub-Adviser or some other JPMorgan entity, that the Trust has the right to include JPMorgan as a part of the name of each Fund managed by the Sub-Adviser only so long as this Agreement shall continue, and that the Sub-Adviser does, in fact, consent to the use of JPMorgan as a part of the name of the Funds identified herein. To the best of Sub-Adviser’s knowledge the inclusion of “JPMorgan” in the name of the Funds identified herein does not: (i) infringe the title or any patent, copyright, trade secret, trademark, service mark, or other proprietary right of any third party; or (ii) violate the terms of any agreement or other instrument to which Sub-Adviser or any of its affiliates is a party.

None of the Trust, the Funds or the Adviser or any affiliate or agent thereof shall make reference to or use the name or logo of the Sub-Adviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Sub-Adviser, prior to first use, which approval shall not be unreasonably withheld. Additionally, if substantive changes are made to such materials thereafter, the Fund shall furnish to the Sub-Adviser the updated material for approval prior to first use, which approval shall not be unreasonably withheld. Upon the termination of this Agreement, none of the Trust, the Funds or the Adviser or any affiliate or agent thereof shall make reference to or use the name or logo of the Sub-Adviser or any of its affiliates in any advertising or promotional materials. Notwithstanding the above, for so long as the Sub-Adviser serves as sub-adviser to the Funds, the Trust, the Funds and the Adviser may use the name “J.P. Morgan Investment Management Inc.” or “JPMorgan” in the Registration Statement, shareholder reports, and other filings with the SEC, or after the Sub-Adviser ceases to serve as sub-adviser, if such usage is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal, without the Sub-Adviser’s prior consent.

18.	ADVISER REPRESENTATIONS. The Adviser represents and warrants to Sub-Adviser that: (i) the Adviser has full power and authority to appoint Sub-Adviser to provide non-discretionary advisory services to the Fund in accordance with the terms of this Agreement, and (ii) this Agreement is valid and has been duly authorized, does not violate any obligation by which the Adviser is bound, and when so executed and delivered, will be binding upon the Adviser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general principles of equity (and the Adviser agrees to provide Sub-Adviser with evidence of such authority as may be reasonably requested by Sub-Adviser).

19.               Force Majeure.

a)	Neither party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the offending party. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

b)	If at any time due to major fluctuations in market prices, abnormal market conditions or any other reason outside the control of Sub-Adviser, there shall be a deviation from the specific instructions set out in the Fund’s registration statement or Guidelines: (i) Sub-Adviser shall not be in breach of the Fund’s registration statement or Guidelines provided it takes such steps as may be necessary to ensure the Model Portfolio is in compliance within 14 days after such deviation occurs; and (ii) if, in the judgment of Sub-Adviser, the actions described in (i) above are not in the best interests of Fund, Sub-Adviser may, prior to the expiration of the 14 day period referred to in (i) above, make a written recommendation to Adviser on the most appropriate way to deal with the deviation in the Model Portfolio which shall toll the deadline in (i) above. Unless Adviser directs Sub-Adviser to the contrary within 14 days of the receipt by Adviser of the recommendation, Sub-Adviser shall be entitled to implement its recommendation and shall not be in breach of the Fund’s registration statement or Guidelines. Sub-Adviser does not provide any express or implied warranty as to the performance or profitability of the Model Portfolio or any part thereof or that any specific investment objectives will be successfully met.

20.	APPLICABLE LAW. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Michigan.

21.	COUNTERPART SIGNATURES. This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

Whereof, the Adviser and the Sub-Adviser have caused this Agreement to be executed, effective as of October 21, 2024.

Jackson National Asset Management, LLC

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

J.P. Morgan Investment Management Inc.

By:	/s/ Ana Brands
Name:	Ana Brands
Title:	Vice President

Schedule A

Dated October 21, 2024

Funds
JNL/JPMorgan Managed Aggressive Growth Fund
JNL/JPMorgan Managed Conservative Fund
JNL/JPMorgan Managed Growth Fund
JNL/JPMorgan Managed Moderate Fund
JNL/JPMorgan Managed Moderate Growth Fund

A-1

Schedule B

Dated October 21, 2024

(Compensation)

JNL/JPMorgan Managed Aggressive Growth Fund JNL/JPMorgan Managed Conservative Fund JNL/JPMorgan Managed Growth Fund JNL/JPMorgan Managed Moderate Fund JNL/JPMorgan Managed Moderate Growth Fund
Average Daily Net Assets	Annual Rate
All assets	0.005%

B-1